SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                               ________________

                                 SCHEDULE 13G
                                (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)


                          Knight/Trimark Group, Inc.
-------------------------------------------------------------------------------
                                (Name of Issuer)


                Class A Common Stock, par value $.01 per share
-------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   499067106
-------------------------------------------------------------------------------
                                 (CUSIP Number)


                                  July 7, 1998
-------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


    Check the appropriate box to designate  the rule  pursuant to which this
Schedule is filed:

          [_]  Rule 13d-1(b)

          [_]  Rule 13d-(c)

          [x]  Rule 13d-1(d)


                              (Page 1 of 5 Pages)


(SC13G-07/98)

CUSIP No.  499067106               13G               Page 2 of  5  Pages

_______________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Ameritrade Holding Corporation EIN# 47-0642657
_______________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]
_______________________________________________________________________________
3.   SEC USE ONLY


_______________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
_______________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           7,907,350
               ________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          0
               ________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         7,907,350
               ________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            0
_______________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     7,907,350
_______________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]
_______________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     7.1%
_______________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

      CO
_______________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  499067106               13G               Page 3 of  5  Pages


Item 1(a).  Name of Issuer:

            Knight/Trimark Group, Inc.

Item 1(b).  Address of Issuer's Principal Executive Offices:

            Newport Tower, 29th Floor, 525 Washington Blvd.
            Jersey City, New Jersey 07310

Item 2(a).  Name of Person Filing:

            Ameritrade Holding Corporation

Item 2(b).  Address of Principal Business Office, or if None, Residence:

            4211 S. 102nd Street,    Omaha, Nebraska 68127

Item 2(c).  Citizenship:

            Delaware

Item 2(d).  Title of Class of Securities:

            Class A Common Stock, par value $.01 per share

Item 2(e).  CUSIP Number:

            499067106

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

    (a)  [_]  Broker or dealer registered under Section 15 of the Exchange Act.

    (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act.

    (c)  [_]  Insurance company as defined in Section 3(a)(19) of the Exchange
              Act.

    (d) [_] Investment company registered under Section 8 of the Investment Company Act.

    (e)  [_]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E).

    (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F).

    (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G).

    (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.

    (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act.

    (j)  [_]  A Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


    If this statement is filed pursuant to Rule 13d-1(c), check this box.  [_]

CUSIP No.  499067106               13G               Page 4 of  5  Pages


Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:

          7,907,350

     (b)  Percent of class:

           7.1%

     (c)  Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote    7,907,350,


          (ii)  Shared power to vote or to direct the vote     none,


          (iii) Sole power to dispose or to direct the disposition
                of     7,907,350,

          (iv)  Shared power to dispose or to direct the disposition
                of     none.




Item 5.  Ownership of Five Percent or Less of a Class.

         If this statement is being filed to report the fact that as of the date hereof, the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].


Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

         Not applicable.


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

         Not applicable.


Item 8.  Identification and Classification of Members of the Group.


         Not applicable.

Item 9.  Notice of Dissolution of Group.

         Not applicable.

Item 10. Certifications.

         Not applicable.

CUSIP No. 499067106                  13G              Page 5 of 5 Pages

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  July 20, 1999                  AMERITRADE HOLDING CORPORATION


                                      By:  /s/ J. Peter Ricketts
                                      ----------------------------------------
                                          J. Peter Ricketts
                                          Secretary